Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of TechTarget, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated March 16, 2011, with respect to the consolidated financial statements of TechTarget, Inc. as of December 31, 2010 and each of the two years in the period ended December 31, 2010, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts May 4, 2012